Exhibit 10.1

Strictly Private and Confidential

Addressee Only

Colm Kelleher

c/o Morgan Stanley

January 5, 2015

Dear Colm

CHANGE IN TERMS AND CONDITIONS OF EMPLOYMENT

Morgan Stanley will need to comply with recent changes in remuneration regulations that require the ability to claw back amounts of variable incentive compensation vested, paid or distributed to Code Staff for at least seven years from the date of the award.

Given the significance of this requirement, Morgan Stanley has adopted a new Code Staff Clawback Policy (such policy, as may be amended from time to time, the “Policy”) detailing the compensation subject to the Policy, the period during which the Policy applies, the circumstances under which clawback applies and the methods by which clawback may be effected. The Policy will apply to all variable incentive compensation awarded to Code Staff on or after 1 January 2015.

As Code Staff, your future awards of variable incentive compensation will be covered by the Policy. The Policy then in effect will be made available to you at the time that any variable incentive compensation is awarded to you. The Policy is in addition to existing regulatory requirements and cancellation and clawback rules under the governing award terms of Morgan Stanley’s deferred compensation plans (the “Award Terms”) and shall be incorporated into the Award Terms for covered variable incentive compensation.

For purposes of this letter and the Policy, use of the term “claw back” or “clawback” with respect to variable incentive compensation refers to the repayment, recapture or recovery of such compensation as described in the Policy. Any variable incentive compensation awarded to you on or after 1 January 2015 may be subject to adjustment or cancellation before vesting, payment or distribution (in accordance with the Award Terms) and to clawback after vesting, payment or distribution (in accordance with the Award Terms and the Policy).

As a minimum, your variable incentive compensation will be subject to clawback under the Policy if Morgan Stanley determines in its sole discretion that:

•	You:

(i)	participated in or were responsible for conduct that resulted in significant losses to Morgan Stanley; and/or

(ii)	failed to meet appropriate standards of fitness and propriety;

and/or

(iii)	there is reasonable evidence of misbehaviour or material error by you; and/or

•	Morgan Stanley or the relevant business unit has suffered a material failure of risk management.

In addition, you will continue to be subject to all applicable Award Terms.

As a minimum, clawback under the Policy may be effected by:

•	requiring you to make a cash repayment to Morgan Stanley of an amount of variable incentive compensation that was previously paid to you; and/or

•	requiring you to transfer to Morgan Stanley shares previously distributed to you in respect of any equity-based variable incentive compensation award; and/or

•	requiring you to pay Morgan Stanley an amount equal to the value of Morgan Stanley shares previously distributed to you in respect of any equity-based variable incentive compensation award; and/or

•	Morgan Stanley withholding or offsetting in such amounts as determined by Morgan Stanley from or against any vesting, payment or distribution (including base salary, allowances and/or bonus payments) or any other award (including deferred variable incentive compensation awards) to which you may be entitled in connection with your employment with Morgan Stanley, subject to the limitations imposed under applicable tax regulations and rules.

Please sign the enclosed copy of this letter to confirm that you have read this letter and agree with its terms. The signed letter should be returned to Katy Kitsell in Human Resources. Variable incentive compensation for future performance years will not be awarded unless Morgan Stanley has received a signed copy of this letter from you.

Yours sincerely

/s/ Andrew Trapnell

Andrew Trapnell
Human Resources

I acknowledge receipt of this letter and confirm that I understand I am bound by its terms.

/s/ Colm Kelleher

Colm Kelleher	Date: January 5, 2015